EXHIBIT 99.1

Contact: Mark Dombrowski, Corporate Communications
         814-870-2285 or 1-800-458-0811, extension 2285
         mark.dombrowski@erieinsurance.com
         ---------------------------------

     Erie Indemnity Company Reports Fourth Quarter and Full Year 2003 Results

Erie, Pa., Feb. 25, 2004 - Erie Indemnity Company (Nasdaq: ERIE) today announced results for the fourth quarter and full-year 2003.

For the fourth quarter:
    o Net income increased to $43.1 million, up 27.1 percent from $33.9 million for the same period in 2002.
    o Net income per share increased to $.61 per share, compared to $.48 per share in the comparable quarter for 2002.
    o    Management fee revenue grew by 13.7 percent.

The increase in fourth quarter net income was due to a combination of management fee growth and a significant improvement in investment performance compared to the same period in 2002.

For the full-year 2003 results, Erie Indemnity reported:

    o Net income was up by 16.0 percent to $199.7 million, from $172.1 million at the end of 2002.
    o Net income per share increased to $2.81 per share at December 31, 2003, from $2.42 at year-end 2002.

The Company's financial results were affected by several non-cash adjustments recorded in the fourth quarter. A charge to net income of $.07 per share reduced the Company's deferred acquisition cost (DAC) asset. The principle component of DAC is the management fee paid to the Company by its wholly owned property and casualty insurance subsidiaries, resulting from the inter-company reinsurance pool. Prior to the fourth quarter 2003, these costs were deferred at the full amount of the management fee incurred by the Indemnity Company's insurance subsidiaries, which included a profit component. During the fourth quarter 2003, the DAC was adjusted to reflect only the underlying policy acquisition costs, excluding the profit component. The Company also recorded an adjustment to true-up deferred income taxes during the fourth quarter, which reduced fourth quarter earnings by $.05 per share.

The adjustment was made to reflect future tax obligations that will arise when earnings from the Company's equity investment in Erie Family Life Insurance Company (EFL) are distributed. As required by GAAP, the deferred tax provision assumes undistributed earnings of EFL will be distributed in the form of dividends.

"Erie Indemnity Company continues to generate strong earnings while we focus on improving the Property & Casualty Group's underwriting profitability," noted Jeffrey A. Ludrof, president and chief executive officer. "Our revised underwriting guidelines have had the expected results of moderating new policy and new premium growth rates from the accelerated rates of 2002. Ultimately, we believe this will have a favorable impact on the steady, long-term growth and profitability of the Company," Mr. Ludrof said.

The Company disclosed in its third quarter 2003 Form 10Q it believed, under Financial Accounting Standards Board (FASB) Interpretation No. 46 (FIN 46), that the Erie Insurance Exchange (Exchange) was a variable interest entity (VIE). The Company also concluded that, under the interpretation, it was the primary beneficiary of the Exchange and, therefore, must consolidate the financial results of the Exchange with those of the Company. The Company re-evaluated its position in response to revisions made by the FASB to FIN 46 in December 2003. The FASB revised FIN 46 to provide that only the variability in decision-maker fees should be included in the calculation of the primary beneficiary of a VIE. Prior to the change, FIN 46 required that the gross fees paid to the decision maker should be included in the expected residual returns computation in determination of the primary beneficiary. As a result of our re-computation in accordance with the revision of FIN 46, we have concluded that the Company is not the primary beneficiary of the Exchange. Consequently, under FIN 46 the results of the Exchange are not to be consolidated with the results of the Company.

The following analysis is presented on a business segment basis used internally by management to monitor and evaluate results.

Details of Fourth Quarter 2003 Results - Segment Basis
------------------------------------------------------

Management operations - Segment basis
-------------------------------------
Management fee revenue increased 13.7 percent to $206.7 million for the quarter ended December 31, 2003, from $181.8 million for the same period one year ago. The property and casualty direct written premiums of the Erie Insurance Group, upon which management fee revenue is calculated, grew 11.3 percent to $862.3 million in the fourth quarter 2003, from $774.8 million in the fourth quarter of 2002. Management fee revenue growth was affected by a reduction in the management fee rate to 24 percent in 2003 versus the 25 percent management fee rate in 2002. In December 2003, the Company's Board of Directors voted to reduce the management fee rate beginning in 2004 to 23.5 percent. The Company's Board of Directors has the authority to change the management fee rate at its discretion; however, the maximum fee rate permissible by agreement is 25 percent. This action was taken after the Board 's consideration and review of the relative financial position of the Erie Insurance Exchange and the Erie Indemnity Company.

The fourth quarter-to-quarter comparison of management fee revenue was affected by the reduction in fourth quarter 2002 management fee revenue of $11.9 million due to the initial recording of an allowance for returned management fees.

As an expected consequence of the focus on improving underwriting profitability, the Company has experienced a reduction in the twelve-month growth rate of policies in force due to a decline in new policies written and a lower retention rate. Policy and premium growth in 2002 were positively affected by a yearlong agency incentive contest. The year-over-year growth in polices in force was 6.7 percent at December 31, 2003, down from 9.0 percent at September 30, 2003, and
12.8 percent at December 31, 2002. New premium written declined 32.8 percent to $98.3 million in the fourth quarter of 2003 from $146.2 million in the fourth quarter of 2002. Personal lines new premium written declined 25.3 percent, while commercial lines new premium written declined 46.4 percent in the fourth quarter of 2003 compared to the same period in 2002. The year-over-year policy retention rate declined to 90.2 percent at December 31, 2003, from 90.6 percent at September 30, 2003, and 91.2 at December 31, 2002. In 2003, the Company suspended new agency appointments. In 2004, the Company plans to appoint about 50 new agencies.

Service Agreement revenue was down 48.6 percent to $1.7 million on $27.6 million in non-affiliated assumed reinsurance premiums in the fourth quarter of 2003, compared to $3.2 million on $46.0 million in non-affiliated assumed reinsurance premium recorded in the fourth quarter of 2002. Service charge revenue rose 30.0 percent to $5.5 million in the fourth quarter of 2003 versus $4.2 million for the same period in 2002.

The cost of management operations increased 15.9 percent to $158.0 million in the fourth quarter of 2003, from $136.3 million for the same period in 2002. Commission costs increased 18.4 percent to $113.3 million, from $95.7 million in the fourth quarter 2002.Commission costs in the fourth quarter of 2002 were affected by the initial recording of an allowance for returned management fees, which also required a reduction in commission expense on the returned fees. This adjustment reduced commission expense in the fourth quarter 2002 by $5.8 million.

Fourth quarter costs of management operations, excluding commissions,  increased
10.0 percent to $44.7 million in 2003 from $40.6 million in 2002. Personnel costs totaled $25.9 million for the fourth quarter 2003 versus $21.8 million in the same period in 2002, an increase of 18.3 percent. Salaries and wages rose
12.3 percent to $19.3 million in the quarter. In response to lower policy production, as a result of the Company's underwriting profitability initiatives, the Company has substantially slowed hiring of personnel in 2004. Retirement benefit costs increased to $1.8 million in the fourth quarter of 2003 from $1.0 million in the fourth quarter of 2002 due to increased pension expense as a result of a lower discount rate assumption in the pension plan. Retirement benefit costs are expected to increase about $3.1 million in 2004 over 2003 levels related to a further reduction in the discount rate assumption for the pension plan.

Insurance underwriting operations - Segment basis
-------------------------------------------------
The Company's insurance underwriting operations recorded losses of $8.0 million and $11.2 million in the fourth quarters of 2003 and 2002, respectively. The statutory combined ratio for the Property & Casualty Group for the fourth quarter was 102.1, compared to 139.9 for the fourth quarter of 2002. Results for the fourth quarter 2002 include the effect of reserve strengthening of prior year loss reserves.

The Company's GAAP combined ratio was 115.8 for the quarter versus 125.3 for the same quarter in 2002. The $7.6 million adjustment to the Company's DAC is reflected in the policy acquisition and other underwriting expenses of the Insurance Underwriting Operations segment of the Company.

The Company's share of catastrophe losses totaled $0.8 million and $1.6 million for the three-month periods ended December 31, 2003 and 2002, respectively.

Recoveries under the excess-of-loss reinsurance agreement with the Exchange reversed by $.7 million in the fourth quarter 2003 versus $6.8 million in additional recoverables recorded during the fourth quarter 2002.

Included in the Company's policy acquisition and other underwriting expenses is the property and casualty insurance subsidiaries' share of software development costs related to the eCommerce initiative. Costs associated with the eCommerce initiative totaled $0.5 million and $0.9 million for the fourth quarters of 2003 and 2002, respectively. These costs will continue to be incurred as the program develops.

Investment operations - Segment basis
-------------------------------------
Net revenue from investment operations for the fourth quarter of 2003 reflects income of $21.8 million, compared to $8.0 million in income for the same period in 2002. The performance of investment operations continues to benefit from improvements in the fixed income and equity markets. Net investment income increased by 3.7 percent to $15.3 million for the quarter ended December 31, 2003, from $14.7 million for the same period in 2002. Net realized gains on investments of $4.6 million were recorded during the fourth quarter of 2003 compared to net realized losses of $2.6 million for the fourth quarter of 2002. Equity in losses of limited partnerships generated losses of $0.6 and $4.8 million for the fourth quarters of 2003 and 2002, respectively.

The Company's earnings from its 21.6 percent equity ownership of EFL increased to $2.4 million for the fourth quarter of 2003 from $0.6 million in the fourth quarter 2002. Erie Family Life benefited from improved margins on interest-sensitive products and improved investment results.

Details of 2003 Year-end Results - Segment Basis
------------------------------------------------

Management operations - Segment basis
-------------------------------------
Management fee revenue for 2003 was up 13.2 percent from a year earlier to $878.4 million. For the years ended December 31, 2003 and 2002, the property and casualty direct written premiums of the Erie Insurance Group totaled $3.7 billion and $3.2 billion, respectively, an increase of 16.6 percent.

As an expected result of the focus on underwriting profitability, the Company has experienced a reduction in the twelve-month growth rate of policies in force due to a decline in new policies written in 2003. Total new premium written declined 13.7 percent to $501.9 million in 2003 from $581.5 million in 2002. Personal lines new premium written declined 8.6 percent to $333.3 million in 2003, while commercial lines new premium written declined 22.3 percent to $168.4 million in 2003.

The average premium per policy increased 9.3 percent to $981 in 2003 from $898 in 2002. For personal auto, the average premium per policy increased 7.7 percent to $1,122 in 2003 from $1,042 in 2002. For commercial lines, the average premium per policy increased 9.5 percent to $2,326 in 2003 from $2,124 in 2002.

Firming pricing for commercial and personal insurance over the last several years has allowed the Erie Insurance Group to more adequately price its products. Premium increases anticipated in 2004 due to pricing actions contemplated, filed and awaiting approval, or approved through December 31, 2003, amount to approximately $320.3 million in premium for the Erie Insurance Group, down from $343.3 million estimated at September 30, 2003. Projected increases have been tempered as a result of changes in the Company's competitive position in some markets.

Costs of management operations increased by 17.0 percent during 2003. Commission costs to independent agencies - which make up over half of the Company's expenses - rose 19.2 percent to $474.8 million in 2003 from $398.3 million for 2002.

The cost of management operations, excluding commissions, increased 11.5 percent in 2003 to $177.5 million from $159.1 million in 2002, due primarily to increases in personnel costs. Personnel costs increased 13.4 percent in 2003 compared to 2002 as a result of increased employee staffing levels and increased employee benefit costs. Salaries and wages rose 7.8 percent, while employee benefit costs rose 46.7 percent. Employee benefit costs rose as health plan costs increased 29.3 percent in 2003, while retirement plan costs rose 89 percent to $6.7 million in 2003 from $3.5 million in 2003 as a result of a lower assumed discount rate assumption for retirement plan obligations.

Information technology hardware and infrastructure expenditures related to the eCommerce program are included in the cost of management operations. These costs totaled $0.5 million in 2003 and $2.6 million in 2002.

Insurance underwriting operations - Segment basis
-------------------------------------------------
The Company's 5.5 percent share of Erie Insurance Group's underwriting losses totaled $24.9 million in 2003 compared to $27.1 million in 2002, yielding a GAAP combined ratio of 113.0 for 2003 compared to 116.5 in 2002. Although improved on a year-to-year basis, underwriting losses continued to be adversely impacted by greater than average catastrophe losses, including losses associated with Hurricane Isabel.

The statutory combined ratio for the Property & Casualty Group was 109.5 for 2003, compared to 118.5 for 2002. Reserve strengthening recorded in 2002 and 2001 appears to have been adequate as almost no adverse development of prior year loss reserves was experienced in 2003. Management's emphasis on controlling exposure growth and improving underwriting risk selection contributed to the lower 2003 result. The Group's 2003 underwriting losses resulted primarily from increases in current claims severity and catastrophe losses.

The Company's share of catastrophe losses totaled $10.0 million and $7.1 million, for the years ended December 31, 2003 and 2002, respectively.

Recoveries under an excess-of-loss reinsurance agreement with the Exchange for the year totaled $6.5 million and $8.8 million for 2003 and 2002, respectively.

For the 12 months ended December 31, 2003 and 2002, the Company's policy acquisition and other underwriting expenses were also impacted by the property and casualty insurance subsidiaries' share of costs related to the eCommerce initiative. These costs totaled $2.5 million and $3.9 million, respectively. Costs in the program will continue to be incurred in 2004.

In addition to the impact of the development of eCommerce on expenses, the 2004 rollout of the new agency interface system, ERIEConnection, will require significant training and orientation for agencies. During this orientation, an impact on new business production is expected as agency resources are getting acquainted with the new interface to the ERIE.

Investment operations - Segment basis
-------------------------------------
For the year ended December 31, 2003, net revenue from investment operations increased by 75.4 percent to $74.2 million compared to $42.3 million for the same period in 2002. Net realized gains on investments were $10.4 million for the year ended December 31, 2003, compared to net realized losses of $11.2 million at December 31, 2002. In 2003, impairment charges amounted to $6.0 million. In 2002, net realized losses included $25.4 million in impairment charges related primarily to bonds in the communications and energy segments. Of the $25.4 million in impairments, $4.8 million were related to equity securities and $20.6 million were related to fixed income securities.

Net investment income totaled $58.3 million for the year ended December 31, 2003, and $55.4 million for 2002, up 5.2 percent from 2002. Included in net investment income are primarily interest and dividends on the Company's fixed maturity and equity security portfolios.

For the year ended December 31, 2003, equity in losses in limited partnerships amounted to $2.0 million, compared to losses of $3.7 million 2002. Equity in earnings of Erie Family Life was $7.4 million in 2003, compared to $1.7 million for the same period in 2002. The higher earnings from Erie Family Life resulted from significant increases in realized gains, reduced levels of realized losses on investments and continued premium growth.

During 2003, John M. Petersen, former CEO and CFO of the Company, retired as equity portfolio manager for the Erie Insurance Group. The Company completed the transition of investment management responsibilities to an initial group of new equity portfolio managers, including Mellon Capital Management, Pzena Investment Management, Alliance Capital Management, Advisory Research, Private Capital Management, Artisan Partners, TCW Asset Management and Wellington Management.

At its regular December 2003 meeting, the Board of Directors made a number of decisions related to the Company's sound financial condition, including the authorization of a $250 million stock repurchase plan of the Company's outstanding Class A common stock through December 31, 2006.

Erie Indemnity Company provides management services to the member companies of the Erie Insurance Group, which includes the Erie Insurance Exchange, Flagship City Insurance Company, Erie Insurance Company, Erie Insurance Property and
Casualty Company, Erie Insurance Company of New York and Erie Family Life Insurance Company.

According to A.M. Best Company, Erie Insurance Group, based in Erie, Pennsylvania, is the 16th largest automobile insurer in the United States based on direct premiums written and the 20th largest property/casualty insurer in the United States based on total lines net premium written. The Group, rated A+ (Superior) by A.M. Best Company, has more than 3.7 million policies in force and operates in 11 states and the District of Columbia.

News releases and more information about Erie Insurance Group are available at http://www.erieinsurance.com
----------------------------

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: Certain forward-looking statements contained herein involve risks and uncertainties. These statements include certain discussions relating to underwriting, premium and investment income volume, business strategies, profitability and business relationships and the Company's other business activities during 2003 and beyond. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "intend," "anticipate," "believe," "estimate," "project," "predict," "potential" and similar expressions. These forward-looking statements reflect the Company's current views about future events, are based on assumptions and are subject to known and unknown risks and uncertainties that may cause results to differ materially from those anticipated in those statements. Many of the factors that will determine future events or achievements are beyond our ability to control or predict.



                            STATEMENTS OF OPERATIONS
                  AND FINANCIAL POSITION AND OTHER INFORMATION
                                   WILL FOLLOW

ERIE INDEMNITY COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

                                                      Three months ended December 31,           Twelve months ended December 31,
                                                             2003              2002                  2003             2002
                                                      --------------------------------          -------------------------------
OPERATING REVENUE:
   Management fee revenue                               $  195,284          $  171,805           $  830,069         $  733,036
   Premiums earned                                          50,833              44,134              191,592            163,958
   Service agreement revenue                                 7,113               7,419               27,127             23,729
                                                        ----------          ----------           ----------         ----------
      Total operating revenue                           $  253,230          $  223,358           $1,048,788         $  920,723
                                                        ----------          ----------           ----------         ----------
OPERATING EXPENSES:
   Cost of management operations                        $  149,351          $  128,849           $  616,382         $  526,785
   Losses and loss expenses incurred                        37,397              40,794              152,984            139,225
   Policy acquisition and other underwriting expenses       18,810              12,021               51,112             39,861
                                                        ----------          ----------           ----------         ----------
      Total operating expenses                          $  205,558          $  181,664           $  820,478         $  705,871
                                                        ----------          ----------           ----------         ----------
OTHER INCOME AND EXPENSES:
   Investment income, net of expenses                   $   15,283          $   14,735           $   58,298         $   55,440
   Realized gains (losses) on investments                    4,630              (2,609)              10,445            (11,237)
   Equity in losses of limited partnerships                   (566)             (4,764)              (2,000)            (3,654)
                                                        ----------          ----------           ----------         ----------
      Total other income and expenses                   $   19,347          $    7,362           $   66,743         $   40,549
                                                        ----------          ----------           ----------         ----------
Income before income taxes and equity in earnings of
    Erie Family Life Insurance Company                  $   67,019          $   49,056           $  295,053         $  255,401

Less:  Provision for income taxes                           26,130              15,716              102,237             84,886
   Equity in earnings of Erie Family Life Insurance
      Company, net of tax                               $    2,241          $      596           $    6,909         $    1,611
                                                        ----------          ----------           ----------         ----------
               Net income                               $   43,130          $   33,936           $  199,725         $  172,126
                                                        ==========          ==========           ==========         ==========
               Net income per share (basic & diluted)   $     0.61          $     0.48           $     2.81         $     2.42
                                                        ==========          ==========           ==========         ==========
               Weighted average shares outstanding          70,997              70,097               70,997             71,081
                                                        ==========          ==========           ==========         ==========
DIVIDENDS DECLARED
Class A non-voting common                               $    0.215          $    0.190           $    0.785         $    0.700
                                                        ----------          ----------           ----------         ----------
Class B common                                          $    32.25          $    28.50           $   117.75         $   105.00
                                                        ----------          ----------           ----------         ----------


Erie Indemnity Company
CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT BASIS
(Amounts in thousands, except per share data)

                                                              Three months ended December 31,     Twelve months ended December 31,
                                                                     2003            2002              2003              2002
                                                              -------------------------------     ------------------------------
MANAGEMENT OPERATIONS
Management fee revenue                                           $  206,651       $  181,805       $  878,380         $  775,700
Service agreement revenue                                             7,113            7,419           27,127             23,729
                                                                 ----------       ----------       ----------         ----------
    Total revenue from management operations                     $  213,764       $  189,224       $  905,507         $  799,429
Cost of management operations                                       158,044          136,348          652,256            557,445
                                                                 ----------       ----------       ----------         ----------
    Income from management operations                            $   55,720       $   52,876       $  253,251         $  241,984
                                                                 ----------       ----------       ----------         ----------
INSURANCE UNDERWRITING OPERATIONS
Premiums earned                                                  $   50,833       $   44,134       $  191,592         $  163,958
                                                                 ----------       ----------       ----------         ----------
Losses and loss adjustment expenses incurred                     $   37,397       $   40,794       $  152,984         $  139,225
Policy acquisition and other underwriting expenses                   21,484           14,522           63,549             51,865
                                                                 ----------       ----------       ----------         ----------
   Total losses and expenses                                     $   58,881       $   55,316       $  216,533         $  191,090
                                                                 ----------       ----------       ----------         ----------
   Underwriting loss                                             $   (8,048)      $  (11,182)      $  (24,941)        $  (27,132)
                                                                 ----------       ----------       ----------         ----------
INVESTMENT OPERATIONS
Net investment income                                            $   15,283       $   14,735       $   58,298         $   55,440
Net realized gains (losses) on investments                            4,630           (2,609)          10,445            (11,237)
Equity in earnings (losses) of limited partnerships                    (566)          (4,764)          (2,000)            (3,654)
Equity in earnings of Erie Family Life Insurance Company              2,410              641            7,429              1,732
                                                                 ----------       ----------       ----------         ----------
   Net revenue from investment operations                        $   21,757       $    8,003       $   74,172         $   42,281
                                                                 ----------       ----------       ----------         ----------

   Income before income taxes                                    $   69,429       $   49,697       $  302,482         $  257,133
Provision for income taxes                                           26,299           15,761          102,757             85,007
                                                                 ----------       ----------       ----------         ----------
   Net income                                                    $   43,130       $   33,936       $  199,725         $  172,126
                                                                 ==========       ==========       ==========         ==========
   Net income per share (basic & diluted)                        $     0.61       $     0.48       $     2.81         $     2.42
                                                                 ==========       ==========       ==========         ==========
WEIGHTED AVERAGE SHARES OUTSTANDING                                  70,997           70,997           70,997             71,081
                                                                 ==========       ==========       ==========         ==========

Erie Indemnity Company
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Amounts in thousands, except per share data)

                                                                  December 31,        December 31,
                                                                       2003              2002
                                                                  -----------         -----------
ASSETS
Investments
Fixed maturities                                                 $   879,361          $   708,068
Equity securities
    Preferred stock                                                  148,952              157,563
    Common stock                                                      40,451               36,515
Other invested assets                                                116,400               96,613
                                                                 -----------          -----------
    Total investments                                            $ 1,185,164          $   998,759

Cash and cash equivalents                                        $    87,192          $    85,712
Equity in Erie Family Life Insurance Company                          56,072               48,545
Premiums receivable from policyholders                               266,957              239,704
Receivables from affiliates                                          984,146              829,049
Other assets                                                         175,076              155,907
                                                                 -----------          -----------
   Total assets                                                  $ 2,754,607          $ 2,357,676
                                                                 ===========          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Unpaid losses and loss adjustment expenses                       $   845,536          $   717,015
Unearned premiums                                                    449,606              393,091
Other liabilities                                                    295,295              260,198
                                                                 -----------          -----------
   Total liabilities                                             $ 1,590,437          $ 1,370,304
   Total shareholders' equity                                    $ 1,164,170          $   987,372
                                                                 -----------          -----------
   Total liabilities and shareholders' equity                    $ 2,754,607          $ 2,357,676
                                                                 ===========          ===========
Book value per share                                                  $16.40               $13.91
Shares outstanding                                                    70,997               70,997


Erie Indemnity Company
Segment Information


Management  fee revenue by line of  business - Segment basis:

                                    Three months ended December 31,   %       Twelve months ended December 31,     %
                                        2003           2002         Change        2003           2002         Change
(In thousands)                     ------------------------------------------------------------------------------------
Private passenger auto              $ 106,408       $ 100,640         5.7%    $ 450,227      $ 414,426          8.6%
Commercial auto                        16,906          16,213         4.3        74,022         67,097         10.3
Homeowners                             37,706          31,943        18.0       148,197        123,960         19.6
Commercial multi-peril                 21,797          21,603         0.9        96,370         83,974         14.8
Workers' compensation                  15,790          15,678         0.7        77,134         67,851         13.7
All other lines of business             8,344           7,628         9.4        35,430         30,292         17.0
                                   ---------------------------------------------------------------------------------
     Total                          $ 206,951       $ 193,705         6.8     $ 881,380      $ 787,600         11.9

Allowance for management
  fee returned on cancelled
  policies                               (300)        (11,900)      (97.5)       (3,000)       (11,900)       (74.8)
                                   ---------------------------------------------------------------------------------
Total management fee revenue        $ 206,651       $ 181,805        13.7%    $ 878,380      $ 775,700         13.2%
                                   =================================================================================


Growth rate of policies in force for Property and Casualty Group insurance operations:

                                                             All other
               Private     12-mth.                 12-mth.   lines of     12-mth.    Total       12-mth.
              passenger    growth                  growth    personal     growth    Personal     growth
    Date        auto        rate     Homeowners     rate     business      rate       Lines       rate
------------------------------------------------------------------------------------------------------
12/31/2001   1,432,747      7.1%     1,075,816      9.0%      215,134      11.5%     2,723,697     8.2%
03/31/2002   1,469,617      8.3      1,104,806     10.1       222,061      12.2      2,796,484     9.3
06/30/2002   1,512,335      9.4      1,146,639     11.4       231,951      13.4      2,890,925    10.5
09/30/2002   1,554,425     10.4      1,190,651     13.1       240,410      14.4      2,985,486    11.8
12/31/2002   1,591,161     11.1      1,230,895     14.4       249,544      16.0      3,071,600    12.8
03/31/2003   1,623,429     10.5      1,263,118     14.3       257,327      15.9      3,143,874    12.4
06/30/2003   1,650,225      9.1      1,293,575     12.8       264,423      14.0      3,208,223    11.0
09/30/2003   1,666,285      7.2      1,316,775     10.6       269,640      12.2      3,252,700     9.0
12/31/2003   1,672,621      5.1      1,327,842      7.9       272,547       9.2      3,273,010     6.6

                                                                                     All other
                           12-mth.       CML*     12-mth.                 12-mth.       CML*     12-mth.      Total   12-mth.
                  CML*     growth       multi-    growth      Workers'    growth     lines of    growth        CML*   growth
    Date          auto      rate        peril      rate         comp.      rate       business     rate       Lines    rate
----------------------------------------------------------------------------------------------------------------------------
12/31/2001      96,100      9.7%       166,214     11.6%       52,033      10.3%        71,539     9.9%       385,886   10.7%
03/31/2002      98,926     10.7        171,283     12.5        53,320      10.8         73,392    10.7        396,921   11.5
06/30/2002     102,447     11.6        179,761     13.9        55,607      11.9         75,884    11.7        413,699   12.6
09/30/2002     105,353     11.8        185,608     14.4        57,375      12.5         78,131    11.5        426,467   13.0
12/31/2002     108,069     12.5        190,787     14.8        58,930      13.3         79,772    11.5        437,558   13.4
03/31/2003     109,963     11.2        194,911     13.8        60,104      12.7         81,356    10.9        446,334   12.4
06/30/2003     112,911     10.2        201,614     12.2        61,932      11.4         83,826    10.5        460,283   11.3
09/30/2003     114,339      8.5        205,127     10.5        62,396       8.8         85,789     9.8        467,651    9.7
12/31/2003     115,171      6.6        206,533      8.3        62,282       5.7         86,409     8.3        470,395    7.5

                          12-mth.
               Total      growth
 Date        All lines     rate
-------------------------------
12/31/2001   3,109,583      8.5%
03/31/2002   3,193,405      9.6
06/30/2002   3,304,624     10.8
09/30/2002   3,411,953     11.9
12/31/2002   3,509,158     12.8
03/31/2003   3,590,208     12.4
06/30/2003   3,668,506     11.0
09/30/2003   3,720,351      9.0
12/31/2003   3,743,405      6.7

*CML = Commercial



Policy retention trends for Property and Casualty Group insurance operations:

                   Private                                                                      All other
                  passenger         CML*                           CML*         Workers'         lines of
  Date              auto            auto       Homeowners      multi-peril        comp.         business      Total
-------------------------------------------------------------------------------------------------------------------
12/31/2001          92.2%           90.5%          90.2%           88.0%          88.4%           88.2%        90.9%
03/31/2002          92.3            90.9           90.2            88.8           89.3            88.1         90.9
06/30/2002          92.4            91.1           90.4            89.0           89.5            88.3         91.0
09/30/2002          92.5            90.8           90.5            88.7           89.5            88.2         91.1
12/31/2002          92.6            91.0           90.5            88.7           89.4            88.5         91.2
03/31/2003          92.5            91.3           90.6            89.1           90.2            88.5         91.2
06/30/2003          92.2            91.1           90.5            88.4           89.4            88.4         91.0
09/30/2003          91.9            90.4           90.1            88.0           88.9            88.4         90.6
12/31/2003          91.6            89.8           89.5            87.5           88.1            88.2         90.2

*CML = Commercial


Selected financial data of Erie Insurance Exchange:

The selected financial data below is derived from the Erie Insurance Exchange's financial statements prepared in accordance with Statutory Accounting Principles. In the opinion of management, all adjustments consisting only of normal recurring accruals, considered necessary for a fair presentation have been included. The financial data set forth below is only a summary.

                                                       Three months ended                Twelve months ended
                                                   --------------------------       --------------------------
(In thousands)                                     December 31, December 31,         December 31, December 31,
Statutory Accounting Basis                              2003          2002               2003          2002
                                                   --------------------------       --------------------------
Premiums earned                                    $   870,654   $   771,621        $  3,372,308   $ 2,912,147
                                                   --------------------------       --------------------------
Losses and loss adjustment expenses                $   656,112   $   839,672        $  2,772,940   $ 2,566,724
Insurance underwriting and other expenses              226,757       250,716             983,354       969,597
                                                   --------------------------       --------------------------
Net underwriting loss                              $   (12,215)  $  (318,767)       $   (383,986)  $  (624,174)
                                                   --------------------------       --------------------------
Net investment income                                   60,364        49,463             232,677       216,031
Net realized gains (losses)                            579,941       (64,050)            734,848      (182,381)
Federal income tax expense (benefit)                   201,645      (104,137)            142,106      (173,062)
                                                   --------------------------       --------------------------
Net income (loss)                                  $   426,445   $  (229,217)       $    441,433   $  (417,462)
                                                   ==========================       ==========================


                                                               As of
(In thousands)                                     December 31,    December 31,
Statutory Accounting Basis                              2003            2002
                                                   ------------    ------------
Cash and invested assets                           $ 7,024,796     $ 5,967,051
Total assets                                         8,045,626       7,007,803
                                                   ===========     ===========
Claims and unearned premium reserves                 4,616,687       3,962,218
Total liabilities                                    5,616,541       4,892,032
                                                   ===========     ===========
Policyholders' surplus                             $ 2,429,085     $ 2,115,771
                                                   ===========     ===========